Exhibit 10.1

Escalade, Incorporated P.O. Box 889, Evansville, IN 47706-0889 817 Maxwell Avenue, Evansville, IN 47711 T: (812) 467-4449 F: (812) 467-1303 www.escaladeinc.com

December 20, 2021

Mr. Walt Glazer

60 Oyster Cut

Vero Beach, FL 32967

Re: Offer of Employment as CEO and President of Escalade, Incorporated

Dear Walt:

The Board wanted to express its appreciation of your leadership in the role of interim CEO and President during Escalade’s transition during 2021. The interim time has given the Board time to evaluate your capabilities and capacities as CEO and has given you time to adjust and understand the expectations, time commitment, and complexities of this most important position for the Company. At this point, the Board would like to employ you as the Company’s full time CEO and President. The Board also intends to continue your role as Chairman of the Escalade Board of Directors, which Chairman position will be voted upon yearly by the Board.

Subject to your mutual agreement and a start date of January 1, 2022, we are pleased to offer you the positions of Chief Executive Officer and President of Escalade, Incorporated (“Escalade” or the “Company”), removing Interim from your title.

As CEO and President, your primary responsibilities will include -

●	Overall Business Strategy, planning and management, and customer focus
●	Executive team leadership, succession planning, and working closely with the Board
●	Leading, building and protecting the high-performance Escalade culture
●	Leadership on effective capital allocation, investments, acquisitions, and divestitures
●	Focused on driving appropriate ROA, ROI, EPS, and carefully managing risk

The Board expects that your full-time focus on these primary CEO/President responsibilities will result in profitably growing the Company and leading its employees, as well as, significantly improving shareholder value and returns. It is expected that you will continue to have a professional, open, and transparent working relationship with the Board of Directors. With a 100 years of business history, we are excited about this chapter for Escalade and look forward to your vision and leadership in guiding our Company to achieve its goals going forward.

The following provides the terms and conditions of your employment offer (this “Offer Letter”):

1.	Start Date. Your full-time employment will commence on January 1, 2022.

2.	Reporting Relationship. You will report directly to Escalade’s Board of Directors.

3.

Base Salary. Your starting annualized base salary will be $500,004. Any changes to your base salary in the future will be set by the Compensation Committee of Escalade’s Board of Directors. Salary will be paid in accordance with the Company’s normal payroll practices and will be subject to legally required tax withholdings.

Escalade, Incorporated
P.O. Box 889, Evansville, IN 47706-0889
817 Maxwell Avenue, Evansville, IN 47711
T: (812) 467-4449 F: (812) 467-1303
www.escaladeinc.com

4.

Annual Bonus. You will participate in the Company’s Annual Profit Improvement Plan (the “PI Plan”). Your PI Plan bonus as CEO in 2022 and all future years will be determined by the Compensation Committee in accordance with and at the same time as bonus determinations are made for the Company’s other executive officers. Future bonuses may include performance and/or other conditions established by the Board.

5.	Equity Grants. Effective on your Start Date, you will be eligible to participate in the Company’s 2017 Incentive Plan.

a.

Initial Restricted Stock Units. On your Start Date, the Company will grant you $900,000 worth of restricted stock units (“RSUs”) to be settled one-for-one in shares of Escalade common stock. The number of RSUs to be granted shall be determined based on the trailing 30-day volume weighted average trading per share prices of Escalade common stock on The Nasdaq Stock Market ending on the Start Date. These RSUs will vest solely based on time. Vesting will be evenly spread out over three years, with 1/3 of the RSU’s vesting on January 1 of 2023, 2024, and 2025.

b.

Future Grants. It has been the practice of the Board of Directors and the Compensation Committee to make annual grants of equity incentives to the Company’s executive officers and key employees. We anticipate continuing such practice, including annual grants to you as the Company’s Chief Executive Officer and President, in such amounts and having such terms as determined by the Board of Directors and Compensation Committee. Such grants may be in the form of RSUs, restricted stock, stock options, or other similar incentives as authorized by the Company’s 2017 Incentive Plan.

c.

Other Incentive Plans. You will be eligible to participate in other Company incentive plans that the Board of Directors may create from time to time in which the Company’s executive officers are eligible to participate.

6.	Severance Benefits. In the event your employment with the Company is terminated for any reason, the Company will have no obligation to pay any severance benefits.

7.

Benefits. If you choose, you will be enrolled in the Company’s standard health and welfare benefit programs generally applicable to similarly situated executives upon your Start Date, subject to the eligibility requirements of such plans. In addition to the Company’s group life and accidental death and dismemberment insurance, you will be eligible to purchase additional voluntary term life insurance in such coverage amounts as you may elect from time to time. You will be eligible to receive vacation in accordance with Escalade’s vacation policy. The Company reserves the right to change or amend its benefit plans it offers to employees at any time, but you will be entitled to participate in such plans as are then offered by the Company.

8.

Location. Your primary place of employment shall be at the Company’s principal executive offices located in Evansville, Indiana. It is expected that you will spend appropriate time at all of Escalade’s business locations, wherever located, and travel when necessary and as required to conduct your duties as Escalade’s Chief Executive Officer and President. The Company will have no obligation to pay any relocation expenses.

Escalade, Incorporated
P.O. Box 889, Evansville, IN 47706-0889
817 Maxwell Avenue, Evansville, IN 47711
T: (812) 467-4449 F: (812) 467-1303
www.escaladeinc.com

9.

No Prior Agreements. You represent and warrant (a) that you are not bound by any agreement with any previous employer or other party that you would breach by accepting employment with the Company or performing your duties as an employee of the Company or that would otherwise limit your ability to perform such duties, and (b) that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer or any other party. You further agree to indemnify the Company for any damages, losses, or expenses that the Company may incur for any breaches of the representations and warranties set forth in this Section 11.

10.

Nature of Employment. Your employment with the Company is on an “at-will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause and with or without notice, subject to the severance provisions set forth in the Executive Severance Agreement. In addition, this Offer Letter sets out the initial terms of your employment with the Company, which shall be valid and binding upon you and the Company but is not intended to create an ongoing contract of employment for any specific duration between you and the Company.

11.

Company Policies. As a Company employee and as a director, you will be expected to continue to comply with and be bound by the operating policies, procedures, practices and rules and regulations of the Company. You will also be expected to sign and comply with our Code of Ethics and our Insider Trading Policy. You also agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

12.

Governing Law. This Offer Letter and all actions taken relating hereto shall be governed as to validity, construction, interpretation, and administration by the laws of the State of Indiana and applicable federal law, without regard to the choice of law provisions thereof.

13.

Arbitration. Any dispute that may arise between the Company and you, including but not limited to this Offer Letter, shall be settled by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any and all such arbitrations shall take place in Evansville, Indiana.

14.

Indemnification and Directors’ and Officers’ Liability Insurance. The Company shall indemnify you for your acts and omissions as a director and officer of the Company to the maximum extent permitted under the laws of the state of incorporation of the Company. During the term of your employment and for three years following your termination of service, the Company will use its commercially reasonable efforts to maintain directors’ and officers’ liability insurance that will cover you for your acts and omissions taken or made during the time that you serve in such capacity or capacities; provided, however, that Escalade may substitute for its existing policy a policy of at least the same coverage and amounts containing terms and conditions which are not less advantageous than Escalade’s existing policy and that in no event shall Escalade be required to expend in any one year an amount in excess of 125% of the annual premiums currently paid by Escalade for such insurance.

Escalade, Incorporated
P.O. Box 889, Evansville, IN 47706-0889
817 Maxwell Avenue, Evansville, IN 47711
T: (812) 467-4449 F: (812) 467-1303
www.escaladeinc.com

15.

Acceptance of Offer Letter. To indicate your acceptance of this Offer Letter, please sign and date this letter in the space provided below and return it to my attention no later than December 20, 2021. This Offer Letter sets forth the initial terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chairman of the Compensation Committee and by you.

Upon commencement of employment, it will also be necessary for you to furnish I-9 proof of U.S. employment eligibility.

The Board greatly appreciates the time and effort you have devoted to Escalade in 2021 as Interim CEO/President. Driving shareholder value is the main responsibility of the Board and CEO; working together we can make this happen! We enthusiastically look forward to 2022, and the bright future that lies ahead for Escalade.

Congratulations on your employment as CEO and President of Escalade!

Sincerely,

ESCALADE, INCORPORATED

By: /s/ EDWARD E. WILLIAMS

Name: Edward E. Williams

Title: Compensation Committee Chairman and Director

Accepted and agreed to as of December 20, 2021

By: /s/ WALTER P. GLAZER, JR.

Walt Glazer

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